R E S I G N A T I O N

To:

The Board of Directors of

Caddo Enterprises, Inc. (“the Company”)

I, Laurie De Boer, hereby resign my position as Secretary, Treasurer and Director of the Company, effective February 15, 2002.

/s/ " Laurie De Boer "

Laurie De Boer